Exhibit 10.15

January 26, 2017

Grant Yonehiro

Dear Grant:

I am pleased to offer you certain severance benefits upon a qualifying termination of your employment with Bolt Biotherapeutics, Inc. (the “Company”) on the terms described in this letter agreement (the “Letter”) and the attached Appendix A (which is incorporated by reference and is made part of this Letter). Unless otherwise defined in this Letter, capitalized terms will have the meanings that are provided in Appendix A.

If your employment is terminated either by the Company for reasons other than Cause (as defined in the Company’s 2015 Equity Incentive Plan), death, or disability, you will be entitled to receive the following severance benefits (the “Severance Benefits”), subject to the terms and conditions set forth in Sections 1 and 2 of Appendix A:

•

continuing payments of severance pay at a rate equal to your then-current base salary for 6 months from the date of your termination, which will be subject to applicable withholdings and paid in accordance with the Company’s regular payroll procedures; and

•	acceleration of 6 months’ vesting of the option described in the offer letter between you and the Company dated October 26, 2016 (the “Offer Letter”).

This Letter does not change the at-will nature of your employment relationship with the Company, and the terms and conditions of the Offer Letter will continue in full force and effect, except as to any severance provisions that may be contained therein, which are superseded by this Letter.

This Letter supersedes any agreement concerning similar subject matter dated prior to the date of this Letter. This Letter will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). The invalidity or unenforceability of any provision of this Letter will not affect the validity or enforceability of any other provision of this Letter, which will remain in full force and effect. This Letter may be modified only by a writing executed by you and (i) a duly authorized officer of the Company (other than you), or (ii) a member of the Company’s board of directors (other than you). executed by you and (i) a duly authorized officer of the Company (other than you), or (ii) a member of the Company’s board of directors (other than you).

To accept the terms and conditions of this Letter, please date and sign this Letter below where indicated and return it to Peter Moldt. If you do not accept this Letter by February 1, 2017, this Letter will not become effective.

We thank you for your continued service to the Company.

Sincerely,

Bolt Biotherapeutics, Inc.

/s/ Peter Moldt
Peter Moldt
Chairman of the Board & CEO

Agreed to and accepted:

Grant Yonehiro

/s/ Grant Yonehiro
Date: January 26, 2017

Appendix A

Any capitalized terms not defined in this Appendix A will have the meaning provided in the Letter to which this Appendix A is attached.

1.	Release Requirement

(a)    Release Deadline. Your receipt of the Severance Benefits will be subject to you signing and not revoking a general release of claims (a “Release”) in a form reasonably acceptable to the Company; provided that such Release becomes effective and irrevocable within 60 days following your termination of employment or such shorter period specified in the Release (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit your right to the Severance Benefits. None of the Severance Benefits will be paid or provided until the Release becomes effective and irrevocable.

(b)    Payment Timing Following Release. If the Release becomes effective by the Release Deadline, payment of the Severance Benefits will commence on the first payroll date on or following the 60th day following the date of your termination (the “Initial Payment Date”), with any payments delayed from the date of your termination through the 60th day following the date of your termination payable in a lump sum without interest on the Initial Payment Date, except as otherwise required by Section 2 below.

2.	Section 409A

(a)    Notwithstanding anything to the contrary in this Letter, no Severance Benefits to be paid or provided to you, if any, pursuant to this Letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(b)    Notwithstanding anything to the contrary in this Letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Payments that are payable within the first 6 months following your separation from service, will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)    Any amount paid under this Letter that satisfies the requirements of the “short-term deferral” rule set forth in Section l.409A-l(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 3(a) above.

(d)    Any amount paid under this Letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 2(a)

above. “Section 409A Limit” will mean 2 times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your separation from service as determined under Treasury Regulation Section l.409A-l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l 7) of the Code for the year in which your separation from service occurred.

(e)    This Letter is intended to be exempt from or comply with the requirements of Section 409A so that none of the Severance Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted accordingly. You and the Company agree to work together in good faith to consider amendments to this Letter and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

3.	Definitions

(a)	“Code” means the Internal Revenue Code of 1986, as amended.

(b)	“Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.